Exhibit 2.22

24 APRIL 2009

NOTE PURCHASE AND SHARE SUBSCRIPTION AGREEMENT

between

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

and

CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O.

and

LION/RALLY CAYMAN 2

and

LION/RALLY CAYMAN 5

THIS AGREEMENT is made on 24 APRIL 2009 between the following Parties:

(1)	CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O. a limited liability company organised in Poland, with its registered seat at 66A Bokserska Street, 02-690, Warsaw, Poland (“Carey Agri”);

(2)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a Delaware Corporation, the common stock of which is listed on the NASDAQ Global Select Market under the symbol “CEDC” and the principal executive office of which is located in Warsaw, Poland at ul. Bobrowiecka 6, 02-728 Warszawa (“CEDC”);

(3)	LION/RALLY CAYMAN 2 a company incorporated in the Cayman Islands having its registered office at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman KY1-1104, Cayman Islands (“Cayman 2”); and

(4)	LION/RALLY CAYMAN 5, a company incorporated in the Cayman Islands whose principal place of business is at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman KY1-1104, Cayman Islands (“Cayman 5”).

RECITALS

(A)	Cayman 2 has agreed to issue the Preference Share (as defined below) to Cayman 5;

(B)	Cayman 5 has agreed to sell to Carey Agri, and Carey Agri has agreed to buy, the Preference Share;

(C)	Carey Agri holds the Loan Notes (as defined below);

(D)	Carey Agri has agreed to sell to Cayman 2, and Cayman 2 has agreed to buy, the Loan Notes; and

(E)	Cayman 2 has agreed to issue the D2 Shares (as defined below) to Carey Agri,

in each case on the terms, and subject to the conditions, of this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement (including the recitals), except where the context otherwise requires, the following words and expressions have the following meanings:

“Affiliate”	shall mean with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person, and “Affiliated” shall have a meaning correlative to the foregoing;

“Approved Jurisdictions”	The federal or state courts in the State of New York, the federal or state courts in the State of Delaware, the Cayman Islands and Poland;

“Articles”	the articles of association of Cayman 2, in the agreed form attached at Schedule 1 to this Agreement;

“Business Day”	any day other than a Saturday or Sunday on which banks are normally open for general banking business in London, New York, Warsaw and the Cayman Islands;

“Carey Agri Account”	the bank account of Carey Agri held at Citibank, N.A., London Branch and established for the purposes of this Agreement, with such details as Carey Agri shall provide to the Parties;

“Cash Equivalent”	means, in relation to a number of shares of CEDC Common Stock, a cash amount in US Dollars equal to (i) that number of shares multiplied by (ii) the Ten Day VWAP on the dealing day immediately preceding the date on which such shares are issued pursuant to this Agreement;

“Cayman 2 Account”	the bank account of Cayman 2 held at Citibank N.A., London Branch and established for the purposes of this Agreement, with such details as Cayman 2 shall provide to the Parties;

“CEDC Common Stock”	$0.01 common stock of CEDC, listed for trading on the NASDAQ Global Select Market under the symbol “CEDC”;

“Consideration Securities”	means the shares of CEDC Common Stock to be issued pursuant to this Agreement;

“Control”	(including, with their correlative meanings, “Controlled by”, “Controlling” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of any other Person, provided that, in any event, any Person who owns, directly or indirectly, a majority of the securities having ordinary voting power or otherwise having the power to elect a majority of the directors or other governing body of a corporation or having a majority of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person and for the avoidance of doubt, a limited partnership is controlled by its general partner;

“C Shares”	C Ordinary Shares in the capital of Cayman 2 of $1 each, having the rights set out in the Articles;

“D2 Shares”	100,000,000 D2 Ordinary Shares of $1 each in the capital of Cayman 2, having the rights set out in the Articles;

“D2 Shares Subscription Amount”	a cash amount of $110 million;

“Encumbrance”	any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, right of set off, security trust, assignment by way of security, reservation of title, option, restriction, right of first refusal, right of pre-emption, third party right or interest, or any other encumbrance or security interest whatsoever created or arising or any other agreement or arrangement (including any sale and leaseback transaction) entered into for the purposes of conferring security or having similar effect and any agreement to enter into, create or establish any of the foregoing;

“Equity Documents”	has the meaning given in the Letter of Undertaking;

“Final Discharge Date”	has the meaning given in the Option Agreement;

“First Consideration Instalment”	an amount in cash of $13.5 million;

“First Completion Date”	the date falling three Business Days following the date of this Agreement or such other date as the Parties may otherwise agree;

“Instalments”	the First Consideration Instalment, the Second Consideration Instalment and the Third Consideration Instalment;

“Leading Demand Registration”	has the meaning given in the Registration Rights Agreement;

“Letter of Undertaking”	the letter of undertaking dated the same date as this Agreement, between CEDC, Carey Agri, Lion/Rally Cayman 4, Lion/Rally Cayman 5 and Lion Capital LLP;

“Loan Notes”	the $103,500,000 unsecured exchangeable Loan Notes issued on 8 July 2008 by Lux 3 to Carey Agri pursuant to a loan note instrument dated 8 July 2008 made by and between Lux 3, Lux 1 and Cayman 2 including all PIK Notes issued thereunder;

“Loan Notes Consideration Amount”	an amount in cash equal to $110 million;

“Lux 1”	Lion/Rally Lux 1, company number B139.056, a société anonynme incorporated in Luxembourg with registered offices at 13-15 Avenue de la Liberté, L-M31 Luxembourg;

“Lux 3”	Lion/Rally Lux 3, company number B139.054, a société à responsibilité limitée incorporated in Luxembourg with registered offices at 13-15 Avenue de la Liberté, L-M31 Luxembourg;

“New Investment”	shall have the meaning set forth in the Option Agreement;

“Option Agreement”	the option agreement relating to shares in Lion/Rally Cayman 6, to be entered into by Lion/Rally Cayman 4, Cayman 5, Lion/Rally Cayman 7 L.P. and CEDC;

“Preference Share”	one Class D2 Preference Share with a nominal value of $1 in the capital of Cayman 2, having the rights set out in the Articles;

“Preference Share Subscription Amount”	$1, in cash;

“Registration Rights Agreement”	has the meaning given in the Option Agreement;

“Second Consideration Instalment”	an amount in cash equal to $17.15 million;

“Second Completion Date”	the date on which any portion of the Share Equivalent of the Second Consideration Instalment is first issued pursuant to Clause 5.2;

“Share Equivalent”	means, in relation to an amount of cash in US dollars, a number of shares of CEDC Common Stock equal to (i) that cash amount divided by (ii) the Ten Day VWAP on the dealing day immediately preceding the date on which such shares are issued pursuant to this Agreement, rounded up to the nearest whole share;

“Ten Day VWAP”	on the relevant dealing day, the volume weighted average VWAP over a period of ten dealing days prior to and including the relevant dealing day;

“Third Completion Date”	as the case may be either (i) 14 August 2009, in the event the Third Consideration Instalment is paid in cash pursuant to Clause 5.3, or (ii) the date on which any portion of the Share Equivalent of the Third Consideration Instalment is first issued pursuant to Clause 5.4;

“Third Consideration Instalment”	an amount in cash equal to $4.25 million, provided that if Clause 5.3 applies, the Third Consideration Instalment shall be $5 million;

“VWAP”	with respect to a particular date, the volume weighted average trading price of a share of CEDC Common Stock on and as reported by the principal securities exchange on which the CEDC Common Stock is then listed or admitted to trading for any relevant trading date, or, if the CEDC Common Stock is not listed or admitted to trading on any securities exchange, as determined in good faith and in a commercially reasonable manner by resolution of the Board of Directors of CEDC, based on the best information available to it and (if so requested by Cayman 5) having engaged an independent appraiser in such regard; and

“Warrants”	has the meaning given in the Option Agreement.

1.2	In this Agreement:

1.2.1	references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

1.2.2	references to a “Clause” or “Schedule” are to a clause or schedule of this Agreement, and references to this Agreement include the Schedules;

1.2.3	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the Parties;

1.2.4	references to “$” or “US$” or “USD” are references to the lawful currency for the time being of the United States of America;

1.2.5	the headings in this Agreement do not affect its construction or interpretation;

1.2.6	references to a statute or a statutory provision are to include references to such statute or provision as amended or re-enacted whether before or after the date of this Agreement (but not any amendment after the date of this Agreement to the extent that its effect would be to increase the liability of any Party under this Agreement) and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement;

1.2.7	references to a “Party” or to the “Parties” are references to a Party or Parties to this Agreement;

1.2.8	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties thereto; and

1.2.9	the singular includes the plural and vice versa and any gender includes any other gender.

2	ADOPTION OF THE ARTICLES

Immediately following the execution of this Agreement, the Parties shall procure that a meeting of the shareholders of Cayman 2 shall take place at which a resolution to: (i) adopt the Articles; and (ii) redesignate the existing 100 Preference Shares in the capital of Cayman 2 as BD Preference Shares having the rights ascribed thereto in the Articles, shall be proposed and passed, following which Cayman 2 shall cause all necessary and appropriate filings to be made in connection therewith.

3	ISSUE OF PREFERENCE SHARE

3.1	Conditionally upon the passing of the resolution for the adoption of the Articles as referred to in Clause 2, Cayman 5 hereby subscribes for the Preference Share.

3.2	Immediately following the closing of the meeting of the shareholders of Cayman 2 at which a resolution to adopt the Articles was proposed and passed as referred to in Clause 2, Cayman 2 shall issue to Cayman 5 the Preference Share, in consideration for which Cayman 5 shall pay to Cayman 2 the Preference Share Subscription Amount.

3.3	Upon receipt of the Preference Share Subscription Amount, Cayman 2 will immediately register Cayman 5 as the fully paid holder of the Preference Share and issue to Cayman 5 a share certificate for the Preference Share.

4	SALE AND PURCHASE OF PREFERENCE SHARE

4.1	Conditionally upon the completion of its subscription of the Preference Share pursuant to Clause 3, Cayman 5 hereby agrees to sell and Carey Agri hereby agrees to buy, with full title guarantee and free from any Encumbrance, the Preference Share with all rights attaching thereto and accruing as of or after the time of its issue.

4.2	In consideration for the transfer of the Preference Share pursuant to Clause 4.1 above:

4.2.1	Carey Agri shall pay the First Consideration Instalment;

4.2.2	CEDC shall issue the Share Equivalent of the Second Consideration Instalment; and

4.2.3	Carey Agri shall, subject to Clause 5.4, pay the Third Consideration Instalment, each in accordance with Clause 5.

5	COMPLETION OF SALE AND PURCHASE OF THE PREFERENCE SHARE

5.1	On the First Completion Date, the following events shall take place in the following order:

5.1.1	Carey Agri shall pay the First Consideration Instalment, in cash in immediately available funds, into such bank account of Cayman 5 as Cayman 5 shall have previously notified in writing to Carey Agri;

5.1.2	upon receipt of the First Consideration Instalment Cayman 5:

(a)	shall deliver to Carey Agri a duly executed transfer form in favour of Carey Agri or, if Carey Agri so directs, CEDC, together with the existing share certificate, in each case in respect of the Preference Share; and

(b)	shall procure that Cayman 2 shall immediately register CEDC or Carey Agri (as the case may be) as the fully paid holder of the Preference Share and issue to CEDC or Carey Agri (as the case may be) a new share certificate in respect of the Preference Share; and

5.2	CEDC shall, in accordance with and subject to the timing and other provisions set out in Clause 6.1, issue the Share Equivalent of the Second Consideration Instalment to Cayman 5.

5.3	Subject to Clause 5.4, on 14 August 2009, Carey Agri shall pay the Third Consideration Instalment, in cash in immediately available funds, into such bank account of Cayman 5 as Cayman 5 shall have previously notified in writing to Carey Agri.

5.4	If Carey Agri is or shall be unable to satisfy in full the Third Consideration Instalment in cash on 14 August 2009 due to limitations imposed by Section 4.4(a) of the indenture dated 25 July 2005 to which Carey Agri and CEDC are parties (without regard to amounts that may be available under the definition of Permitted Investments therein), CEDC shall, in satisfaction of Carey Agri’s obligation to pay the Third Consideration Instalment, in accordance with and subject to the timing and other provisions set out in Clause 6.2, issue the Share Equivalent of the Third Consideration Instalment to Cayman 5.

5.5	If the obligations of the Parties under Clause 5.1 are not complied with in all respects on the First Completion Date, CEDC or Carey Agri (as the case may be) (in the case of a default by Cayman 5, Cayman 4 or Cayman 2) or Cayman 5 (in case of a default by CEDC or Carey Agri) may, without prejudice to any other rights or remedies which it may have:

5.5.1	defer those outstanding obligations due to be performed at the First Completion Date pursuant to Clause 5.1 to a date not more than 20 Business Days after such date (in which case the provisions of this Clause 5.5 will apply to completion as so deferred); and for the avoidance of doubt, such deferral shall not have any effect on the obligations (or the timing of performance of the obligations) due to be performed in respect of the Second Consideration Instalment and the Third Consideration Instalment; or

5.5.2	proceed to completion so far as is practicable; or

5.5.3	waive all or any of the requirements of the other Party at its discretion by means of a notice to that effect in writing served on the other; or

5.5.4	terminate this Agreement.

6	REGISTRATION RIGHTS

6.1	In accordance with the terms and conditions of, and as contemplated by Section 2.2(a) of, the Registration Rights Agreement, CEDC shall file and endeavour to cause a registration statement in connection with a Leading Demand Registration relating to the Share Equivalent of the Second Consideration Instalment to become effective under the Securities Act as promptly as practicable following the date of this Agreement, and shall issue such Share Equivalent on the first Business Day after such registration statement has become effective. However, if such Share Equivalent has not been issued by 14 August 2009, Cayman 5 will be entitled to require CEDC to promptly issue such Share Equivalent and register such Share Equivalent under the Securities Act in accordance with the terms and conditions of the Registration Rights Agreement notwithstanding the preceding sentence.

6.2	In accordance with the terms and conditions of, and as contemplated by Section 2.2(b) of, the Registration Rights Agreement, CEDC shall file and endeavour to cause a registration statement in connection with a Leading Demand Registration relating to the Share Equivalent of the Third Consideration Instalment to become effective under the Securities Act within 10 Business Days following 14 August 2009, and shall issue such Share Equivalent on the first Business Day after such registration statement has become effective. However, if such Share Equivalent has not been issued by 28 August 2009, Cayman 5 will be entitled to require CEDC to promptly issue such Share Equivalent and register such Share Equivalent under the Securities Act in accordance with the terms and conditions of the Registration Rights Agreement notwithstanding the preceding sentence.

7	LIMITATION ON OWNERSHIP

7.1	Notwithstanding anything herein to the contrary, in order to ensure compliance with NASDAQ Marketplace Rule 4350(i)(1)(c)(i), if, immediately following the issuance of any Consideration Securities in relation to any Instalment, Cayman 5 and its Affiliates would collectively own 5% or more of the number of shares of CEDC Common Stock outstanding or 5% or more of the voting power of CEDC outstanding (the “Substantial Shareholder Threshold”), then the following shall apply:

7.1.1	such number of Consideration Securities as may be issued without breaching the Substantial Shareholder Threshold shall be issued in accordance with Clause 5;

7.1.2	the amount of the relevant Instalment outstanding and not yet paid shall accordingly be reduced by the Cash Equivalent of the Consideration Securities permitted to be issued pursuant to Clause 7.1.1;

7.1.3	after such time as Cayman 5 and its Affiliates have advised CEDC in writing that they collectively own 3.5% or less of the number of shares of CEDC Common Stock outstanding and 3.5% or less of the voting power of CEDC outstanding, CEDC shall issue a number of shares of CEDC Common Stock to Cayman 5 on the first Business Day after the effectiveness of the registration statement filed in relation to such shares of CEDC Common Stock (in accordance with and as contemplated by Sections 2.2(a) and/or 2.2(b), as the case may be, and Section 2.11 (c) of the Registration Rights Agreement) equal to the lesser of:

(a)	the Share Equivalent of all outstanding Instalments that have not been paid due to the operation of this Clause 7.1; and

(b)	the maximum number of shares of CEDC Common Stock that may be issued without breaching the Substantial Shareholder Threshold,

and the relevant Instalment(s) outstanding shall accordingly be reduced by the Cash Equivalent of the Consideration Securities issued pursuant to this Clause 7.1.3 (and if there is more than one relevant Instalment, the reduction shall be applied first to the Second Consideration Instalment); and

7.1.4	Clause 7.1.3 shall continue to be applied until the amount of all outstanding Instalments that have not been paid due to the operation of this Clause 7.1 has been reduced to zero.

7.2	Cayman 5 agrees to provide to CEDC such information regarding ownership of CEDC Common Stock by it and its Affiliates as CEDC may reasonably request in connection with Clause 7.1.

7.3	Notwithstanding anything herein to the contrary, CEDC shall not be obliged to issue any Consideration Shares to the extent that to do so would be a breach of NASDAQ Marketplace Rule 4350(i)(1)(c)(ii).

7.4	If Clause 7.3 prohibits the settlement of the Second Consideration Instalment or the Third Consideration Instalment in full in accordance with Clause 5, then:

7.4.1	such number of Consideration Securities as may be issued without breaching Clause 7.3 shall be issued in accordance with Clause 5;

7.4.2	the amount of the relevant Instalment outstanding and not yet paid shall accordingly be reduced by the Cash Equivalent of the Consideration Securities issued pursuant to Clause 7.4.1;

7.4.3	any Instalment that has not been settled in full due to the operation of Clause 7.3 will be settled by CEDC as soon as reasonably practicable thereafter and in any event within 90 days after the Second Completion Date and/or the Third Completion Date, as the case may be, either in cash, or through the issue of a number of shares of CEDC Common Stock equal to the Share Equivalent of the outstanding Second Consideration Instalment or Third Consideration Amount, as the case may be, or any combination thereof that CEDC may elect that has an aggregate value equal to the outstanding Second Consideration Instalment or Third Consideration Instalment, as the case may be (in each case, subject to registration in accordance with Sections 2.2(a) and/or 2.2(b), as the case may be, and Section 2.11(c) of the Registration Rights Agreement).

8	SALE AND PURCHASE OF LOAN NOTES

8.1	Carey Agri hereby agrees to sell and Cayman 2 hereby agrees to buy, with full title guarantee and free from any Encumbrance, on the First Completion Date, the Loan Notes with all rights attaching thereto as of or after the date of this Agreement.

8.2	The consideration payable by Cayman 2 for the Loan Notes shall be the Loan Notes Consideration Amount, which shall be payable by Cayman 2 in accordance with the provisions of Clause 9.

9	COMPLETION OF SALE AND PURCHASE OF LOAN NOTES AND SUBSCRIPTION FOR SHARES

9.1	On the First Completion Date, the following events shall take place in the following order immediately following the completion of the steps in Clause 5.1:

9.1.1	Cayman 2 shall pay the Loan Notes Consideration Amount, in cash in immediately available funds, into the Carey Agri Account;

9.1.2	immediately upon receipt of the Loan Note Consideration Amount, Carey Agri shall deliver to Cayman 2 a duly executed transfer form in favour of Cayman 2, together with a certificate, in each case in respect of the Loan Notes;

9.1.3	Carey Agri shall apply and subscribe for the D2 Shares and pay the D2 Shares Subscription Amount into the Cayman 2 Account; and

9.1.4	immediately upon receipt of the D2 Shares Subscription Amount, Cayman 2 will immediately register Carey Agri as the fully paid holder of the D2 Shares and issue to Carey Agri a share certificate for the D2 Shares.

9.2	If the obligations of the Parties under Clause 9.1 are not complied with in all respects on the First Completion Date, the non-defaulting Party may, without prejudice to any other rights or remedies which it may have:

9.2.1	defer those outstanding obligations due to be performed at the First Completion Date pursuant to Clause 9.1 to a date not more than 20 Business Days after that date, (in which case the provisions of this Clause 9.2 will apply to completion as so deferred); or

9.2.2	proceed to completion so far as is practicable; or

9.2.3	waive all or any of the requirements of the other Party at its discretion by means of a notice to that effect in writing served on the other; or

9.2.4	terminate this Agreement.

10	CEDC GUARANTEE

10.1	CEDC, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to Cayman 5, the payment and performance by Carey Agri, when due, of all amounts and obligations under this Agreement (the “Guaranteed Obligations”). This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

10.2	This guarantee shall be in addition to and independent of all other security which Cayman 5 may hold from time to time in respect of the discharge and performance by Carey Agri of the Guaranteed Obligations.

10.3	CEDC’s obligations under this Clause 10:

10.3.1	constitute direct, primary and unconditional obligations to pay on demand by Cayman 5 any sum which Carey Agri is liable to pay under this Agreement and to perform on demand any obligation of Carey Agri under this Agreement without requiring Cayman 5 first to take any steps against Carey Agri or any other person; and

10.3.2	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, Carey Agri or any other person; or

(b)	any amendment of this Agreement; or

(c)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against Carey Agri or any other Person; or

(d)	any legal limitation, disability or other circumstance relating to Carey Agri or any unenforceability or invalidity of any obligation of Carey Agri under this Agreement.

11	ASSIGNMENT

No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior consent of the other Parties.

12	FURTHER ASSURANCE

At any time any Party shall do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of it by any Party hereto to give effect to this Agreement.

13	VARIATION

Any variation of this Agreement must be in writing and signed by each Party or, in the case of a body corporate, a duly authorised officer or representative of such Party.

14	WAIVER

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such right or other rights or remedies nor shall either operate so as to bar the exercise or enforcement thereof.

15	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties in connection with the subject matter of this Agreement and supersedes any previous agreements and it is agreed that no Party has entered into this Agreement in reliance upon any representation warranty or undertaking which is not expressly set out in this Agreement.

16	RIGHTS OF THIRD PARTIES

A person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

17	GOVERNING LAW AND JURISDICTION

17.1	This Agreement and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law.

17.2	The Parties irrevocably agree that, subject as provided below, the courts of England shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual claims). Nothing in this Clause 17.2 shall limit the right of the Parties to commence proceedings to seek equitable (or equivalent) relief or to seek enforcement of a final non-appealable judgment of the courts of England or in any court of an Approved Jurisdiction which has competent jurisdiction, nor shall the commencement of such proceedings in any one or more Approved Jurisdictions preclude the commencement of similar proceedings in any other Approved Jurisdiction, whether concurrently or not, to the extent permitted by the law of such other Approved Jurisdiction. No Party shall be entitled to commence proceedings in any court in any jurisdiction other than England or of an Approved Jurisdiction.

18	AGENT FOR SERVICE

18.1	Each of Carey Agri and CEDC irrevocably authorises and appoints Law Debenture Corporate Services Limited presently at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent shall be deemed to be effective service on Carey Agri or as the case may be CEDC.

18.2	Each of Cayman 2 and Cayman 5 irrevocably authorises and appoints Lion Capital LLP whose registered address is at 21 Grosvenor Place, London SW1X 7HF, United Kingdom as their agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent shall be deemed to be effective service on Cayman 2 or Cayman 5, as the case may be.

19	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. No counterpart shall be effective until each Party has executed at least one counterpart.

SCHEDULE 1

ARTICLES OF CAYMAN 2

IN WITNESS WHEREOF this Agreement has been duly executed on the date first stated above by:

Executed by Stephen J. Horvath	)
CAREY AGRI INTERNATIONAL	)
- POLAND SP. Z O.O.	)	/s/ Stephen J. Horvath
acting by Attorney-in-Fact	)	Authorised signatory

Executed by Stephen J. Horvath	)
CENTRAL EUROPEAN	)
DISTRIBUTION CORPORATION	)	/s/ Stephen J. Horvath
acting by Attorney-in-Fact	)	Authorised signatory

Executed by Rob Jones	)
LION/RALLY CAYMAN 2)		/s/ Rob Jones
acting by Director	)	Authorised signatory

Executed by Rob Jones	)
LION/RALLY CAYMAN 5)		/s/ Rob Jones
acting by Director	)	Authorised signatory